Exhibit 10.21
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 7, 2022, (the “Effective Date”) by and between X4 Pharmaceuticals, Inc. (the “Company”), and Dr. Arthur Taveras (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
R E C I T A L S
WHEREAS, Executive has been employed by the Company as its Chief Scientific Officer, pursuant to the Executive Employment Agreement with the Company dated October 21, 2020 (the “Prior Agreement”);
WHEREAS, the Company wishes to continue employing Executive as its Chief Scientific Officer and to enter into an amended and restated agreement embodying the terms of such employment;
WHEREAS, Executive desires to continue such employment and enter into such an agreement.
A G R E E M E N T
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:
1.    Duties and Scope of Employment.
(a)    Positions and Duties. As of November 2, 2020, Executive will serve as Chief Scientific Officer of the Company. Executive will render such business and professional

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services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to Executive by the Company’s Chief Executive Officer. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”
(b)    Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity, for any direct or indirect remuneration, that may create a conflict of interest or interfere with Executive’s duties to the Company, without the prior approval of the Company’s Chief Executive Officer
(c)    No Conflicts. As a condition of Executive’s employment, Executive certifies to the Company that: (a) Executive is free to enter into and fully perform the duties of Executive’s position; (b) Executive is not subject to any employment, confidentiality, non-competition or other agreement that would restrict Executive’s performance for the Company; (c) Executive’s signing this Agreement does not violate any order, judgment or injunction applicable to Executive, or conflict with or breach any agreement to which Executive is a party or by which Executive is bound; and (d) all facts Executive has presented to the Company are accurate and true, including, but not limited to, all oral and written statements Executive has made (including those pertaining to Executive’s education, training, qualifications, licensing and prior work experience) in any job application, resume, c.v., interview or discussion with the Company.

2.    At-Will Employment. Subject to Sections 6, 7, and 8 below, the parties agree that Executive's employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.
3.    Compensation.
(a)    Base Salary. During the Employment Term, the Company will initially pay Executive as compensation for Executive’s services a base salary at a rate of $390,000.00 per year, as modified from time to time at the discretion of the Company (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.
(b)    Annual Bonus. Beginning for the calendar year 2021, Executive will also be eligible to earn an annual discretionary bonus with a target amount equal to 40% of the Base Salary (“Target Bonus”). The amount of this bonus, if any, will be determined in the sole discretion of the Company and based, in part, on Executive’s performance and the performance of the Company during the calendar year. The Company will pay Executive this bonus, if any, by no later than March 15th of the following calendar year. The bonus is not earned until paid and, except as set forth in Section 8(a) of this Agreement, no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date.
(c)    Stock Option. In connection with the commencement of Executive’s employment, and as approved by the Board of Directors of the Company or the Compensation Committee thereof, the Company granted Executive a non-qualified stock option (the “Option”) for the purchase of an aggregate of 121,150 shares of Common Stock of the Company at a price per share equal to the fair market value on the date of grant, as an inducement material to Executive joining the Company, pursuant to Rule 5635(c)(4) of the Nasdaq Listed Company Manual, under the Company’s 2019 Inducement Equity Incentive Plan (the “Plan”). The Option is subject to all terms, vesting, and other provisions set forth in a separate option agreement under the Plan. The Option has a term of 10 years, except as set forth in the option agreement and the Plan, and is subject to a vesting schedule of four years, with 25% of the shares vesting on the first anniversary of Executive’s employment start date and the remainder vesting in equal installments over the following 36 months, provided, that Executive remains continuously employed by the Company on such vesting dates.
(i)    Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
4.    Employee Benefits. During the Employment Term, Executive may take advantage of various benefits offered by the Company, such as group medical insurance, dental insurance, short-term disability, long-term disability and the Company’s 401(k) plan. Executive will also be entitled to fifteen (15) days of paid time off per year, as well as two (2) personal days and eleven (11) paid holidays, exclusive of any sick days Executive may need. These benefits may be modified or changed from time to time at the sole discretion of the Company. The details of the Company’s full benefit offerings can be found in its Employee Handbook.
5.    Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and the rules and regulations thereunder, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and

(iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
6.    Termination on Death or Disability.
(a)    Effectiveness. Executive’s employment will terminate automatically upon Executive’s Death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability.
(b)    Effect of Termination. Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 5 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.
7.Involuntary Termination for Cause; Resignation without Good Reason.

(a)    Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause, which shall be effective on the date the Company gives notice to Employee of such termination in accordance with this Agreement unless otherwise agreed by the Parties. Executive may resign from Executive’s employment with the Company without Good Reason, provided that Executive provide at least four (4) weeks prior written notice (the “Notice Period”). Such resignation shall be effective upon the expiration of the Notice Period. In the event that the Company accelerates the effective date of a resignation, such acceleration shall not be construed as a termination of Executives employment by the Company or deemed Good Reason for such resignation.

(b)    Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation without Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 5 above, but for which Executive has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.
8.    Involuntary Termination Without Cause; Resignation for Good Reason.
(a)    Effect of Termination. The Company shall be entitled to terminate Executive without Cause and Executive may resign for Good Reason, subject to the following:
i.    If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason, then, subject to the limitations of Sections 8(b) and 23 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the effective date of the termination or resignation; (B) continuing severance pay at a rate equal to one hundred percent (100%) of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 5 above, but for which Executive has not yet been reimbursed; (D) pro-rata portion of the Target Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination; (E) provided that Executive elects COBRA coverage, the Company shall reimburse Executive for a portion of each COBRA premium payment equal to the portion the Company contributed to such health insurance premium cost as of the date Executive’s employment terminates, until the earlier of six months from the date of termination or the date upon which Executive becomes eligible to receive health benefits through another employer; (F) accelerated vesting of any then-outstanding unvested equity awards equal to the number of shares subject to such then-outstanding equity awards that would have vested had Executive otherwise remained employed for an additional six months after the date Executive’s employment with the Company terminated; and (G) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.
ii.    If, within twelve (12) months after a Change of Control as defined below, Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason, then, subject to the limitations of Sections 8(b) and 23 below, Executive shall be entitled to receive, in lieu of the benefits set forth in Section 8(a)(i): (A) Executive’s Base Salary through the effective date of the termination or resignation; (B) continuing severance pay at a rate equal to one hundred percent (100%) of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 5 above, but for which Executive has not yet been reimbursed; (D) an amount equal to Executive’s full Target Bonus for the calendar year in which the termination occurs in advance of such Target Bonus being earned; (E) provided that Executive elects COBRA coverage, the Company shall reimburse Executive for a portion of each COBRA premium payment equal to the portion the Company contributed to such health insurance premium cost as of the date Executive’s employment terminates, until the earlier of six months from the date of termination or the date upon which Executive becomes eligible to receive health benefits through another employer; (F) the full acceleration of vesting of any then-outstanding unvested equity awards as of the date Executive’s employment with the Company terminated; and (G) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect. For purposes of this Agreement, a “Change of Control” is defined as a Reorganization Event, as defined in the X4 Pharmaceuticals, Inc. Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”), as it may be further amended from time to time, or any successor plan thereto.
(b)    Conditions Precedent. Any severance payments contemplated by Sections 8(a)(i) and 8(a)(ii) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement (as defined below); and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including nondisparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under Sections 8(a)(i) or 8(a)(ii) or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 23(b). Except as required by Section 23(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein. Notwithstanding the foregoing, this Section 8(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 5 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.
9.Definitions.
(a)    Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the reasonable discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the reasonable discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of willful misconduct, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company; (iv) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) the Executive’s violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state;

(vi) the Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below); or (vii) the Company’s severe financial distress, whereby the Company is in the process of winding down its business and Executive’s employment is terminated in connection with such winding down; provided that prior to such termination, a determination is made by the Company’s Board of Directors that none of the Company’s Officers (as that term is defined in Section 16 of the Securities Exchange Act of 1934) will receive severance payments in connection with the winding down of the Company’s business.
(b)    Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.
(c)    Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s written notice of Executive’s intent to resign for Good Reason with a reasonable description of the grounds therefor within 10 days after the occurrence of one or more of the following without Executive’s consent, and subsequent resignation within 30 days following the expiration of any Company cure period (discussed below): (i) a material reduction of Executive’s duties, position or responsibilities; (ii) a material reduction in Executive’s Base Salary, which the parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (iii) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than sixty (60) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; (iv) a material breach of this Agreement by the Company; or (v) any directive given to Executive by the Company that the Company knows is in violation of a law, regulation, or material Company policy and the Company requires Executive to implement as a condition of his continued employment. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 30 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice if such act or omission is capable of cure.
10.Company Matters.
(a)     Proprietary Information and Inventions. In connection with Executive’s employment with the Company, Executive will receive and have access to Company confidential information and trade secrets. Executive agrees to continue to abide by the Confidentiality, Non-Solicitation, Intellectual Property and Change of Control Agreement (the “Confidential Information Agreement”) Executive signed October 23, 2020, which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. However, Executive and the Company agree that this Agreement shall have the effect of amending the Confidential Information Agreement by deleting Section 8 thereof in its entirety.
(b)    Resignation on Termination. On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.
(c)    Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidential Information Agreement. Company agrees not to notify Executive’s new employer unless it has a reasonable belief that Executive has violated or intends to violate a provision of the Confidential Information Agreement.
11.    Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidential Information Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Boston, Massachusetts by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event you intend to bring multiple claims, including a sexual harassment claim, the sexual harassment may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.
12.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
13.    Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered via e-mail, personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer or e-mail. Notices sent via e-mail under this Section shall be sent to either the e-mail address in this Agreement, or for e-mails sent by the Company to Executive, to the last e-mail address on file with the Company.
14.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
15.    Integration. This Agreement, together with the Plan and related agreements, and the Confidential Information Agreement as amended by this Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
16.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
17.    Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.
18.    Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).
19.    Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
20.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.
21.    Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.
22.    Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.
23.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.
(b)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.
(d)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.
(e)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”
X4 PHARMACEUTICALS, INC.

By: /s/ Paula Ragan______________
Name: Paula Ragan
Title: Chief Executive Officer
Address:
X4 Pharmaceuticals, Inc
61 N. Beacon Street, 4th Floor
Boston, MA 02134
Attn: Ronny Mosston
Email:

“EXECUTIVE”
DR. ARTHUR TAVERAS

/s/ Dr. Arthur Taveras________________
Executive Name
Address:
Email:

Enclosure
Confidentiality, Non-Solicitation, Intellectual Property and Change of Control Agreement

X4 PHARMACEUTICALS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
SIGNATURE PAGE